Exhibit 23

Board of Trustees

LaSalle Hotel Properties:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-86911, 333-72265) and on Form S-3 (Nos. 333-51476, 333-44872, 333-76373, and 333-77371) of LaSalle Hotel Properties of our report dated February 6, 2003, with respect to the consolidated balance sheets of LaSalle Hotel Properties as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of LaSalle Hotel Properties.

Chicago, Illinois

February 19, 2003